EXHIBIT 21

JOSTENS, INC. AND SUBSIDIARIES AS OF MARCH 1, 2000.


NAME OF COMPANY                                   Jurisdiction of Incorporation
--------------                                    -----------------------------

American Yearbook Company, Inc.                   Kansas
Jostens Canada, Ltd.                              Canada
Balfirm Canada, Inc.                              Canada
Jostens Can Investments B.V.                      The Netherlands
Jostens International Holding B.V.                The Netherlands
C.V. Jostens Global Trading                       The Netherlands
JC Trading, Inc.                                  Puerto Rico
Conceptos Jostens, S.A. de C.V.                   Mexico
Reconocimientos E Incentivos, S.A. de C.V.        Mexico